Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Leigh J. Abrams, President and CEO

Phone: (914) 428-9098 Fax: (914) 428-4581

E Mail: Drew@drewindustries.com

DREW ANNOUNCES FACTORS IMPACTING
FOURTH QUARTER 2004 RESULTS

White Plains, New York – February 4, 2005 – Drew Industries Incorporated (NYSE: DW), a leading manufacturer of components for the recreational vehicle and manufactured housing industries, today announced that sales and earnings for the full year ended December 31, 2004 will reach record levels. However, its results of operations for the fourth quarter of 2004 will fall short of previous expectations due to a number of factors.

As previously announced, a state court jury in California rendered a verdict in favor of a former employee of Drew’s subsidiary, Lippert Components, Inc. The verdict included compensatory damages of $464,000 and punitive damages of $4 million. Counsel for Lippert has advised the Company that, under California law, the award for punitive damages will most likely be reduced to four times the compensatory damages, or $1.9 million, or less. It is anticipated that a final decision by the court concerning the reduction of punitive damages will be reached in less than 60 days. The Company has recorded a charge related to this case that will reduce fourth quarter earnings by approximately $.09 per share. However, Lippert intends to move for a new trial or appeal the verdict because counsel for Lippert asserts that the verdict is unsupported by the evidence.

In addition, the high cost of steel continued to impact fourth quarter results. Drew had previously expected that the impact of high steel costs would likely reduce fourth quarter earnings by $.03 to $.07 per share, and the adverse impact of high steel costs was at the top of this range in the quarter. Increases in other raw materials during the fourth quarter reduced earnings by an additional $.02 per share. The Company’s previously disclosed sales price increases became effective in early January 2005 and are expected to substantially offset the impact of the current high level of steel prices. Additional sales price increases are being implemented over the next few months that will offset the other known raw material cost increases by early in the second quarter.

Operating results in the fourth quarter of 2004 were also affected by facility impairment charges to reduce the value of facilities vacated during the quarter to their estimated fair market value. Fourth quarter profits were reduced further by start-up costs on new facilities and products, as well as higher than expected costs of compliance with Sarbanes-Oxley.

“We fully expect that the long-term benefits from our moves to consolidate production into other existing facilities will far outweigh the impairment charge and short-term additional costs,” said Leigh J. Abrams, Drew President and CEO. “Excluding the expense related to the lawsuit, we expect earnings for the current fourth quarter to be slightly below earnings in last year’s fourth quarter. The unanticipated costs and expenses we incurred are disappointing, but they do not appear to be an indication of future problems. Our operations remain very strong, and our sales and profits for the year will still far exceed our previous records. Likewise, our ability to gain market share, enter new product segments and continually control costs should allow us to set new sales and profit records in 2005.”

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Exhibit 99.1

DREW/ page 2 of 2

Abrams concluded: “While we typically do not provide guidance or warnings on our results and do not intend to do so in the future, recently developed information about the lawsuit expense, facility impairment charges and added material costs warranted this announcement at this time.”

Drew plans to release its final 2004 fourth quarter and year-end financial results before the market opens on Tuesday, February 15, 2005.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, bath and shower units, electric stabilizer jacks and trailers for equipment hauling, boats, personal watercrafts and snowmobiles, as well as chassis and windows for modular homes and offices. From 51 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, growth opportunities, and plans and objectives of management. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation those relating to our future income and expense, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management, at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include the outcome of litigation, pricing pressures due to competition, raw material costs (particularly steel, vinyl, aluminum, glass and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil prices and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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